Exhibit 10.7

KANSAS CITY SOUTHERN ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective November 9, 2018)

1.    PURPOSE. The purpose of the Plan is to provide Eligible Employees of the Employer with annual incentive compensation based on the level of achievement of financial and other performance criteria. The Plan is intended to focus the interests of these employees on the key measures of the Company's success and to reward these employees for the Company’s achievement of those key measures of the Company's success.
2.    DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Award” shall mean the right to receive a cash payment for a Performance Year payable to a Participant on account of his or her participation in the Plan and achievement of the applicable Performance Goal(s).
(b)    “Board” shall mean the Board of Directors of the Company.
(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including applicable regulations and rulings thereunder and any successor provisions thereto.
(d)    “Committee” shall mean the Compensation and Organization Committee of the Board (or any successor committee).
(e)    “Company” shall mean Kansas City Southern, and any successor thereto which adopts the Plan.
(f)    “Disability” shall mean a disability as determined under the Employer’s applicable long-term disability program.
(g)    “Eligible Earnings” shall include base earnings and certain pay differentials for time worked in an eligible position during the Performance Year.
(h)    “Eligible Employee” shall mean an individual who is employed by the Employer who is not represented by a union or other collective bargaining organization.
(i)    “Employer” shall mean the Company and any affiliate of the Company that elects to participate and be an Employer under the Plan with the consent of the Company.
(j)    “Maximum Award” shall mean an Award amount that may be paid if the maximum level of the Performance Goal(s) is achieved in the Performance Year.
(k)    “Participant” shall mean, with respect to any Performance Year, any Eligible Employee who is selected to participate in the Plan in accordance with Section 3 of the Plan.
(l)    “Performance Goal” shall mean the pre-established performance goal(s) established under the Plan for each Performance Year as described in Section 4 of the Plan.
(m)    “Performance Measures” shall mean any criteria on which Performance Goals may be based as determined by the Committee in its discretion, including but not limited to any of the following:

(i)	Earnings (either in the aggregate or on a per-share basis);

(ii)	Net income (before or after taxes);

(iii)	Operating income;

(iv)	Cash flow;

(v)	Return measures (including return on assets, equity, or sales);

(vi)	Earnings before or after any, or any combination of, taxes, interest or depreciation and amortization;

(vii)	Gross revenues;

(viii)	Share price (including growth measures and stockholder return or attainment by the Company's common stock of a specified value for a specified period of time);

(ix)	Reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more business units;

(x)	Net economic value;

(xi)	Market share;

(xii)	Operating profit;

(xiii)	Costs;

(xiv)	Operating and maintenance cost management and employee productivity;

(xv)	Stockholder returns (including return on assets, investments, equity, or gross sales);

(xvi)	Economic value added;

(xvii)	Aggregate product unit and pricing targets;

(xviii)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xix)	Achievement of business or operational goals such as market share and/or business development;

(xx)	Results of customer satisfaction surveys;

(xxi)	Safety record;

(xxii)	Network and service reliability;

(xxiii)	Debt ratings, debt leverage and debt service; and/or

(xxiv)	Operating ratio.

(n)    “Performance Year” shall mean the calendar year of the Company.
(o)    “Plan” shall mean the Kansas City Southern Annual Incentive Plan, as set forth herein, as from time to time amended.
(p)    “Retirement” shall mean an Eligible Employee’s separation of employment from the Company with an immediate eligibility to receive a retirement annuity per the provisions of the Railroad Retirement Board.
(q)    “Target Award” shall mean the amount eligible to be paid under an Award if the target Performance Goal(s) is achieved in the Performance Year.
(r)    “Threshold Award” shall mean the amount eligible to be paid under an Award if the threshold Performance Goal(s) is achieved in the Performance Year.
3.    ELIGIBILITY and PARTICIPATION. A Participant must be employed by the Employer on the last business day of the Performance Year in order to be eligible to receive payment under an Award, except in the cases of Retirement or Disability. In the case of death, if an Eligible Employee dies before the last business day of the Performance Year, the Participant is eligible to receive payment under an Award unless the Participant is eligible for a Profit Sharing Adjustment in accordance with Section 4(d), in which case only the Profit Sharing Adjustment will be paid.
4.    ESTABLISHMENT AND DETERMINATION OF AWARDS.
(a)    Establishment of Performance Goal(s). After recommendations from senior management of the Company based on consultation with third party sources, the Committee shall establish objective threshold, target, and maximum Performance Goal(s) for each Award after the beginning of each Performance Year, and shall also establish any other bonus payment amounts at other levels of performance. The Performance Goals may be based upon the performance of the Company, the Employer, or any operating unit level, division or function thereof, and may be applied either alone or relative to the performance of other businesses or individuals (including industry or general market indices), based on one or more of the Performance Measures. All Performance Goals may be expressed as whole dollar amounts, percentages or growth rates.
With respect to any or all Performance Goal(s) applicable to a Participant, the Company shall also establish, subject to the approval of the Committee, the Threshold Award, Target Award, and Maximum Award payable to the Participant if such Performance Goal(s) is achieved. Threshold Awards, Target Awards, and Maximum Awards will be expressed as a percentage of a Participant’s Eligible Earnings and correspond to the Participant’s designated Award level unless otherwise determined by the Committee.
(b)    Payment of Awards. Unless otherwise determined by the Committee, the payment of any Award shall be subject to achievement of the applicable Performance Goal(s) and the degree to which each of the Performance Goals have been attained. If a Participant’s Target Award level changes during a Performance Year, the amount of the Participant’s Award will be computed in proportion to his or her Award level that applied to such Participant each day during such Performance Year.

(c)    Adjustments to Awards. The Committee may, in its discretion, modify (including by increasing or reducing) the amount of any Award based on such criteria as it shall determine, including, but not limited to, financial results, individual performance, safety performance, business unit and site accomplishments, and other factors tied to the success of the Company or any of its business units. There is no obligation of uniformity of treatment of Participants under the Plan.
(d)    Profit Sharing Adjustment. If, under statutory law, a Participant is entitled to a profit sharing payment from the Employer for a calendar year that coincides with a Performance Year, then the Award amount otherwise payable to the Participant hereunder shall be reduced by an amount equal to such statutory profit sharing amount payable to the Participant. If applicable, for purposes of calculating such reduction, the statutory profit sharing amount shall be converted to U.S. dollars in accordance with procedures established hereunder.
5.    PAYMENT OF AWARDS.
(a)    Time of Payment. An Award shall be paid to a Participant in cash after the Committee has determined that the Performance Goal(s) for the Performance Year have been achieved but in no event later than the 15th day of the third month following the end of such Performance Year. Notwithstanding the foregoing, an Award with respect to a Performance Year to be paid to a Participant that is not subject to income taxation under the laws of the United States, may be paid later than the 15th day of the third month following the end of such Performance Year, but shall not in any event be paid later than the 30th day of the fourth month following the end of such Performance Year. Awards payable to other Participants who have had a termination of employment on account of Retirement, death, Disability, or other special circumstance determined appropriate by the Committee during the Performance Year shall be payable in accordance with Section 4(b) of the Plan and at the same time other Participants receive Awards under the Plan. If the Participant dies prior to receiving payment of an Award, any Award payable under the Plan to such Participant shall be paid to the Participant’s surviving spouse (if married) or estate (if unmarried).
(b)    Withholding. Awards are subject to withholding for applicable federal, state and local taxes.
6.    PLAN ADMINISTRATION.
(a)    Administration. The Plan shall be administered by the Committee. The Committee shall have full discretionary authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to determine the Awards and the Performance Measures applicable to each Award, to approve all Awards, to decide the facts in any case arising under the Plan, and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan. In making any determinations under or referred to in the Plan, the Committee shall be entitled to rely on opinions, reports or statements of employees of the Company and of counsel, public accountants, and other professional or expert persons. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and its stockholders and all employees, including Participants and their beneficiaries. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

(b)    Delegation. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, and may delegate all or any part of its responsibilities and powers for administering the Plan to one or more persons as the Committee deems appropriate, and at any time may revoke any such allocation or delegation.
7.    AMENDMENT OR TERMINATION OF PLAN. The Committee may amend (in whole or in part) or terminate the Plan at any time, effective at such date as the Committee may determine. The Company also may amend (in whole or in part) or terminate the Plan at any time effective as of such date as the Company may determine, provided, however, any such amendment of the Plan by the Company is subject to the approval of the Committee.
8.    MISCELLANEOUS PROVISIONS.
(a)    Awards Not Transferable. A Participant’s right and interest under the Plan may not be assigned or transferred. Any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.
(b)    Effect of Awards on Other Compensation.
1)    Awards shall not be considered eligible pay under other plans, benefit arrangements or fringe benefit arrangements of the Company, unless otherwise provided under the terms of other plans.
2)    To the extent provided in the applicable benefit plan or benefit arrangement of an Employer, amounts payable as Awards will be reduced in accordance with the Participant’s compensation reduction election, if any, in effect under other plans at the time the Award is paid.
(c)    No Employment Rights. This Plan is not a contract between the Employer and any employee or Participant. Neither the Plan, nor any action taken hereunder, shall be construed as giving to any Participant the right to be retained in the employ of the Employer. Nothing in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or any committee of the Board, to change the duties or the character of employment of any employee or to remove an individual from the employment of the Employer at any time, all of which rights and powers are expressly reserved.
(d)    Unfunded Plan. The Plan shall be unfunded. No Employer shall be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards. Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the Plan, the right is no greater than the right of any other unsecured general creditor.
(e)    Payment in Shares of Company Common Stock. Notwithstanding any provision in this Plan to the contrary, the Committee may direct that payment of an Award be made in shares of the Company's common stock, in lieu of cash, in accordance with any executive stock ownership guidelines adopted by the Committee. Any such Award paid in shares of the Company's common stock shall be made pursuant to and in accordance with the Kansas City Southern 2017 Equity Incentive Plan (or any successor plan).
(f)    Deferral Under Executive Deferred Compensation Plan. Notwithstanding any payment timing provision described in this Plan, to the extent an Eligible Employee is eligible to participate in the Kansas City Southern Executive Deferred Compensation Plan, Award payments under this Plan may be deferred in accordance with the Executive Deferred Compensation Plan and an Eligible Employee's eligibility to defer incentive bonuses under this Plan.
(g)    Applicable Law. The Plan shall be governed by the laws of the State of Missouri and applicable federal law.